Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Acquires Majestic Research

Independent, Data-Driven Research Offering Enhances ITG’s Capabilities

NEW YORK, October 25, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that it has acquired Majestic Research Corp., an independent provider of data-driven equity research for the institutional investment community.  Going forward, Majestic will be known as ITG Investment Research.

Majestic Research helps investors gain independent perspectives on companies and their sectors based on proprietary data sources and rigorous analysis.  Majestic provides coverage of more than 200 companies in 17 industry verticals as well as macroeconomics and bespoke research reports for approximately 200 clients in the US and Europe.  With the addition of Majestic to its platform, ITG offers even more compelling value across the investment continuum to portfolio managers, analysts and traders.

“This acquisition marries the market leader in global agency execution with an emerging force in the business of providing asset managers with investment ideas that generate excess returns,” said Bob Gasser, CEO and President of ITG.  “Like ITG itself, Majestic is independent, unbiased and focused on partnering with clients to improve investment performance.  We look forward to introducing this compelling offering to our combined client base.”

Tony Berkman, co-founder and CEO of Majestic Research, said, “Given ITG’s focus on leveraging technology and data to drive products, it would be difficult to conceive of an execution platform more well-aligned with our unique research methodology.  My colleagues and I are excited about joining ITG and partnering with a broader range of institutional investors.”

The purchase price for Majestic was $56 million, consisting of $53 million in cash and $3 million in converted employee equity awards.  ITG expects the acquisition to be accretive to earnings beginning in the first quarter of 2011.  ITG management will discuss the transaction in more detail on the Third Quarter 2010 earnings call on October 28th.

Financial Technology Partners LP and FTP Securities LLC (together “FT Partners”) served as exclusive strategic and financial advisor to Majestic Research and its Board of Directors in this transaction.

In reliance upon New York Stock Exchange Rule 303A.08, ITG granted inducement awards pursuant to which an aggregate of 735,253 time- and performance-vesting stock units (the “RSUs”) will be awarded to 15 employees on October 25, 2010.  Each of these employees was previously a Majestic Research employee who joined ITG as a result of the acquisition.  Approximately half of the RSUs granted vest in quarterly installments on each of the first four anniversaries of the date of grant of the award.  The remaining RSUs vest based upon the level of attainment of certain performance-based vesting conditions.

For more information about Majestic Research and ITG’s other research offerings, visit www.itg.com.

About ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2009 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

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